UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2020

NORDSON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	0-7977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 440-892-1580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares, without par value	NDSN	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

On November 23, 2020, the Board of Directors (the “Board”) of Nordson Corporation (the “Company”) appointed Dr. John A. DeFord and on November 30, 2020 appointed Jennifer A. Parmentier as Directors and each to the class of directors whose term is scheduled to expire at the Company’s 2022 Annual Meeting of Shareholders and each as members of the Audit Committee. As a matter of good governance, Dr. DeFord and Ms. Parmentier will stand for election at the 2021 Annual Meeting of Shareholders.

Dr. DeFord serves as Executive Vice President and Chief Technology Officer at Becton, Dickinson and Company (NYSE: BDX), which he has held since 2018. He also serves as a director on the board of NuVasive, Inc. (Nasdaq: NUVA).

Ms. Parmentier serves as Vice President and President - Motion Systems Group at Parker Hannifin Corporation (NYSE: PH), which she has held since 2019. She currently does not serve on another public board.

The Board has determined that Dr. DeFord and Ms. Parmentier are independent under the listing standards of the Nasdaq Stock Market. There are no arrangements or understandings between Dr. DeFord or Ms. Parmentier and any other persons pursuant to which Dr. DeFord or Ms. Parmentier were selected as Directors, and there are no transactions in which Dr. DeFord or Ms. Parmentier have an interest requiring disclosure under Item 404(a) of Regulation S-K.

As non-employee Directors, Dr. DeFord and Ms. Parmentier will receive compensation in the same manner as the Company’s other non-employee Directors, which compensation was previously disclosed in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on January 17, 2020. Dr. DeFord received 622 restricted share units and Ms. Parmentier received 609 restricted share units under the Company’s Amended and Restated 2012 Stock Incentive and Award Plan in connection with their appointments to the Board.

The Company has entered into its standard Director indemnification agreement with Dr. DeFord and Ms. Parmentier, which supplements the indemnification coverage afforded by the Company’s 1998 Amended Regulations under Ohio law.

Director Resignations and Retirement

On November 24, 2020 and after nearly 12 years of service as a Director, Randolph W. Carson notified the Board of his decision to resign as a Director and as a member of any and all committees of the Board, effective immediately. Mr. Carson’s decision to resign is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On November 30, 2020 and after nearly 11 years of service as a Director, Lee C. Banks notified the Board of his decision to resign as a Director and as a member of any and all committees of the Board, effective immediately. Mr. Banks’ decision to resign is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Messrs. Carson and Banks both served in the class of directors whose term is scheduled to expire at the 2022 Annual Meeting of Shareholders.

On November 24, 2020, consistent with the retirement age guidelines of the Board’s Governance Guidelines and after nearly 20 years of service as a Director, Joseph P. Keithley informed the Board of his decision to retire as a Director, effective on December 1, 2020. Mr. Keithley’s decision to retire is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Mr. Keithley served in the class of directors whose term is scheduled to expire at the 2023 Annual Meeting of Shareholders.

In connection with the changes described above, the Board has reduced the size of the Board from ten to nine directors. Following the 2021 Annual Meeting of Shareholders, the Governance and Nominating Committee expects to rebalance the classes of the Board so that the three classes are equal in number.

Item 8.01.	Other Events.

On November 30, 2020, the Company issued a press release announcing the changes to the Board, as described under Item 5.02 above. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Nordson Corporation dated November 30, 2020.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORDSON CORPORATION

Date: November 30, 2020	By:	/s/ Gina A. Beredo
Gina A. Beredo
Executive Vice President General Counsel & Secretary